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                                                                    Exhibit 2.03

               SECOND AMENDMENT TO CONTRACT FOR SALE AND PURCHASE


         THIS SECOND AMENDMENT TO CONTRACT FOR SALE AND PURCHASE ("THIS AMENDMENT"), made as of the 23rd day of June, 2005, by and between, TALLAHASSEE MALL PARTNERS, LTD., a Florida limited partnership (the "SELLER"), and FMP TALLAHASSEE LLC, a Delaware limited liability company (the "BUYER"), is based upon the following

                                R E C I T A L S:

         A. Seller and Buyer are the Seller and Buyer, respectively, under a certain Contract for Sale and Purchase dated April 20, 2005, (the "ORIGINAL CONTRACT") relating to the "Tallahassee Mall," so-called, located in Tallahassee, Florida;

         B. Seller and Buyer have previously amended the Original Contract by that certain Amendment to Contract for Sale and Purchase (the "First Amendment") dated May 3, 2005.

         C. Seller and Buyer have agreed to amend the Original Contract, as previously amended by the First Amendment, (collectively, the "Contract") in the manner and to the extent hereinafter set forth,

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Seller and Buyer do hereby acknowledge, confirm and memorialize their mutual understandings in the following

                               A G R E E M E N T:

         1. Paragraph 1(m) of the Original Contract is hereby amended by deleting the existing paragraph and inserting the following in lieu thereof:

            The representations and warranties of Seller to Buyer which are set forth in Paragraph 6 hereunder shall terminate at Closing and Seller shall have no liability to Buyer arising from such representations and warranties after the Closing.

         2. Paragraph 7(c)(ii) of the Original Contract is hereby deleted in its entirety.

         3. Seller shall indemnify, defend and hold Buyer harmless following the Closing Date from any claims by Parisian for damages arising from events occurring prior to the Closing Date.

         4. The Purchase Price is hereby decreased by the sum of $65,000.

         5. Except as stated in Paragraph 3 of this Amendment, Buyer accepts the Tenant Estoppel Letters obtained by Seller pursuant to Paragraph 5(d) of the Original Contract and acknowledges that, except as to any Tenant Estoppel Letters containing Negative Tenant Disclosures received by Buyer following the date of this Amendment, the condition stated in Paragraph 5(d) of the Original Contract has been satisfied.


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         6. The first sentence of Paragraph 8(c)(i) is hereby amended by adding the words "been billed but" in the first sentence thereof, following the words "With respect to Rent that have" and before "not been collected". Paragraph 8(c)(i) is further amended by adding the following sentence to the end thereof:
"For purposes of this Paragraph 8(c)(i) `Delinquent Rents' shall include all recurring, monthly charges billed by Seller to Tenants prior to Closing such as, but not limited to, marketing charges, storage rents, percentage rents in lieu of fixed rents, construction charges and sprinkler charges. Except as modified herein, Paragraph 8(c)(i) remains in full force and effect.

         7. Paragraph 8(c)(ii) is hereby amended by deleting the existing paragraph and inserting the following in lieu thereof:

            (ii) COST RECOVERY ITEMS: All Cost Recovery Items that have been billed but not collected by Seller as of the Closing Date and are allocable to periods prior to Closing shall be treated as Delinquent Rents pursuant to Paragraph 8(c)(i) above, provided that all payments by Tenants attributable to Buyer's subsequent annual reconciliation of the Cost Recovery Items as to calendar year 2005, which shall take place during early 2006, shall be the sole property and responsibility of Buyer including, but not limited to (I) the recovery of real estate taxes from Tenant AMC Theater; (II) payments by Tenants of excess operating expenses allocable to calendar year 2005; and (III) any credits due to Tenants allocable to amounts paid in 2005.

         8. Paragraph 8(c)(iii) is hereby amended by deleting the existing paragraphs (A) and (B) and inserting the following in lieu thereof:

            (iii) PERCENTAGE RENT: Percentage rents paid or payable by Tenants under the Leases after the Closing attributable to any part of calendar year 2005 shall be the sole property of Buyer notwithstanding that such Percentage rents may be allocable, in full or in part, to periods during Seller's ownership.

         9. Paragraph 8(c)(iv) is hereby deleted in its entirety.

         10. Except to the extent amended herein, the Contract is hereby ratified and confirmed by the parties and declared by them as remaining valid and binding obligations of each of such parties. All capitalized terms contained in this Amendment that are not expressly defined herein shall have the same meanings, if any, as are ascribed to such terms in the Original Contract. In the event of any conflict or ambiguity between the terms and provisions of this Amendment and the terms and provisions of the Contract, this Amendment shall control to the extent of such conflict or ambiguity. Any references in the Original Contract, the First Amendment, or in this Amendment to "this Agreement" shall hereafter be deemed to refer collectively to the Original Contract, together with and as modified by the First Amendment and this Amendment. This Amendment may be executed by the parties hereto in separate counterparts, all of which, when taken together, shall constitute one and the same agreement. No agreement shall exist pursuant to this Amendment unless and until this Amendment or a separate counterpart hereof is signed by each of the parties hereto. Facsimile counterparts of this Amendment as executed by such parties shall be deemed and treated as executed originals for all purposes.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                         SELLER:

                                         TALLAHASSEE MALL PARTNERS, LTD.
                                         a Florida limited partnership
                                         By: SGT Corp., its general partner

                                         By:
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                                         Name:  Gregory R. Greenfield
                                         Title: President

                                         BUYER:

                                         FMP TALLAHASSEE LLC,
                                         a Delaware limited liability company


                                         By:
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                                         Name:
                                              ----------------------------------
                                         Title:
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